QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 7, 2000, except as to the stock split described in Note 1 and Note 11, which is as of March 9, 2000, and the pooling of interests with eGroups, Inc., which is as of August 31, 2000, relating to the financial statements, which appears in the Current Report on Form 8-K of Yahoo! Inc. dated September 1, 2000, as amended on September 22, 2000 and January 19, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 2, 2001

QuickLinks

CONSENT OF INDEPENDENT ACCOUNTANTS